UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2010

NEXT 1 INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52669	26-3509845
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

2400 N Commerce Parkway, Suite 105 Weston, Florida 33326
(Address of principal executive offices)

(954) 888-9779
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 29, 2010, Next 1 Interactive, Inc., a Nevada corporation (the “Company”), entered into a strategic media agreement (the “Media Agreement”) with Market Update Network Corp., dba MUNCmedia, a Washington corporation (“MUNCmedia”).  Pursuant to the terms of the Media Agreement, MUNCmedia is to provide the Company with the following services: (i) media network costs of up to $2,000,000; (ii) media production costs of up to $200,000; (iii) creative development; (iv) online tracking and logging; (v) monthly data reporting; (vi) administrative support; (vii) productions support; (viii) media support; (ix) client services support; and (x) analysis and tracking support (collectively, the “Services”).  In consideration for the Services, the Company is to provide to MUNCmedia (i) 2,000,000 shares of the Company’s restricted common stock, par value $0.00001 per share; (ii) a five-year cashless warrant to purchase 1,000,000 shares of the Company’s common stock, par value $0.00001 per share, with an exercise price of $1.00 per share; and (iii) certain enumerated long term gross revenue share splits, including (a) advertising sales; (b) inventory sales; and (c) other revenue and fees.

Pursuant to the Media Agreement, we are obligated to file a registration statement on Form S-1 covering the resale of 667,000 shares of common stock issued to MUNCmedia no later than sixty (60) days following the closing date.

The above description of the Media Agreement does not purport to be complete and is qualified in its entity by reference to such Media Agreement, which the Company has filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

The shares of common stock and shares of common stock underlying the warrant issuable pursuant to the Media Agreement were unregistered sales of securities conducted pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Strategic Media Agreement, dated August 29, 2010, by and between Next 1 Interactive, a Nevada corporation and Market Update Network Corp., dba MUNCmedia, a Washington corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT 1 INTERACTIVE, INC.

September 22, 2010	By:	/s/ William Kerby
William Kerby
Chief Executive Officer